CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-186797, 333-115378, 333-115379 and 333-11580) of Tyson Foods, Inc. of our report dated November 18, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the impacts of the change in reportable segments discussed in Note 17, as to which the date is July 28, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal controls over financial reporting, which appears in this Current Report on Form 8-K of Tyson Foods, Inc. dated July 28, 2014.

/s/ PricewaterhouseCoopers LLP
Fayetteville, Arkansas
July 28, 2014